Exhibit 10.7

66 Tower Rental Space Proposal

This Proposal shall be valid upon compliance with the contract terms.

1. Leased Space

●	Floor and Unit Number of Leased Space: 24th Floor, Units 2402-2404

●	Leased Area (Square Meters): 488.0

2. Lease Term

The term shall be three (3) years commencing from the start date of the lease and service period.

3. Rent and Service Fee

The space rent and service fee shall be calculated at 650.00 Thai Baht per square meter per month, divided into:

●	Space Rent (40%): 260.00 Thai Baht per square meter per month

●	Service Fee (60%): 390.00 Thai Baht per square meter per month, excluding Value Added Tax (VAT)

The Tenant shall prepay the rent and service fee to the Landlord by the 5th day of each calendar month, regardless of whether the Landlord makes a demand.

4. Start Date of Lease and Service Period

September 1, 2025 (Preliminary schedule if the booking deposit is paid on or before June 13, 2025)

5. Start Date of Rent and Contract Service Fee

September 1, 2025 (Preliminary schedule if the booking deposit is paid on or before June 13, 2025)

6. Renovation Access to Leased Space

The Tenant is allowed a period of two (2) months to renovate the leased space, from July 1, 2025 to August 31, 2025 (Preliminary schedule if the booking deposit is paid on or before June 13, 2025).

The Tenant agrees to comply with all rules, regulations, and prohibitions formulated by the Landlord and/or the Building Management. The Tenant shall be liable for any damages occurring during the permitted access for renovating the leased space, including the payment of a renovation deposit for the leased space to the Building Management or any other fees required by the Management prior to commencing the renovation. Such deposit shall be paid in accordance with the rates set by the Building Management. However, the Tenant must renovate the leased area in accordance with the plans and details submitted and approved in writing by both the Landlord and the Building Management. The Tenant agrees to bear the costs of electricity, water, and other service fees (if any) starting from July 1, 2025, at the rates specified by the Building Management as set out in Annex 2. If the Tenant has completed the renovation of the area and is able to occupy it prior to the contract start date, the Building will provide 10 hours of chilled water service per day during the period from July 1, 2025 to August 31, 2025, on normal working days excluding Saturdays, Sundays, and the Building’s annual holidays.

7. Lease Deposit

The Tenant agrees to pay to the Landlord the sum of 330,522.40 Thai Baht (Three Hundred Thirty Thousand Five Hundred Twenty-Two Thai Baht and Forty Satang), including VAT (“Deposit”). The Tenant shall provide such Deposit to the Landlord within one (1) month from the date of signing this Rental Space Proposal.

The Tenant further agrees to pay to the Landlord the sum of 661,044.80 Thai Baht (Six Hundred Sixty-One Thousand Forty-Four Thai Baht and Eighty Satang), including VAT (“Additional Deposit”). The Tenant shall pay such Additional Deposit to the Landlord either within one (1) month from the date of signing the Lease Agreement and the Leased Space Service Agreement or one (1) month from the date specified in this Rental Space Proposal, whichever comes first, or prior to the submission of the renovation plan for the leased space.

The Landlord shall refund the Deposit and Additional Deposit to the Tenant without interest upon the termination of the Lease and Space Service Contract, provided that the Tenant has complied with all the terms and conditions of the Contract. The Landlord reserves the right to deduct any damages or losses incurred due to the Tenant’s breach of the Contract from the aforementioned deposits.

8. Stamp Duty and VAT

The Tenant agrees to bear any stamp duty and VAT that the Landlord may charge in connection with the rent and services provided.

9. Parking

The Landlord agrees to provide the Service Recipient with 5 complimentary parking spaces, subject to availability. However, if the Tenant wishes to use additional parking spaces and such spaces are available, the Landlord will make them available to the Tenant. The Tenant agrees to pay a service fee of 1,800 Thai Baht per vehicle per month for such additional parking spaces (excluding VAT). The Landlord may revise the rates for such parking services, which shall be subject to the announcement of the Building Management. The Landlord shall provide the Tenant with at least one (1) month’s prior notice of any such revision.

10. Electricity and Water Fees

The Tenant agrees to pay the electricity and water fees, as well as other service fees (if any), at the rates set by the Building Management.

11. Other Costs and Fees

The Tenant agrees to pay to the Landlord a fee of 2,500 Thai Baht per set for any use of the leased space by the Tenant or any other company requested by the Tenant (excluding the first letter, which is limited to 3 sets free of charge). Additionally, the Tenant shall pay a fee of 20,000 Thai Baht per occasion for the preparation of a Memorandum of Understanding (MOU) attached hereto or any other documents resulting from changes to the content of the Lease and Service Contract, such as changes to the Tenant’s name or the leased area, provided that such changes are in accordance with the terms and conditions of the Contract and approved by the Landlord. Such fees are subject to change upon announcement by the Building Management.

12. Purpose of Use of the Area

The Tenant agrees to use the leased area solely as an office.

13. Subletting and Assignment of Lease Rights

The Tenant shall not sublet, assign, partition, or allow any person to occupy all or part of the leased space at any time during the lease term without the prior written consent of the Landlord.

14. Acceptance and Return of the Leased Space

The Tenant agrees to accept the leased space in its condition as of the start of the lease term.

Upon the expiration or termination of the Lease Contract, the Tenant agrees to return the leased space to the Landlord in compliance with building standards. The costs of such return shall be borne by the Tenant, or the Tenant may agree to pay the Landlord for such services if the Landlord agrees to perform them.

15. Standard Lease and Service for the Space

This Rental Space Proposal is non-binding on both parties, and the conditions herein shall not constitute a breach of contract. All or part of the conditions herein shall be incorporated into the terms of the Contract only when both parties sign the standard Lease and Space Service Contract in the form provided by the Landlord, at which point the obligations between the parties shall arise.

16. Booking of the Leased Space

The Tenant agrees to return a signed copy of this Rental Space Proposal together with a booking deposit of 330,522.40 Thai Baht (Three Hundred Thirty Thousand Five Hundred Twenty-Two Thai Baht and Forty Satang), including VAT, by means of a crossed bank draft payable to “Muang Thai Life Insurance Public Company Limited”. Such deposit shall be deemed part of the security deposit specified in Clause 7.

17. Failure to Deliver Documents, Sign the Contract, or Pay the Deposit

The Landlord shall not be obligated to refund any deposit received if the Tenant fails to provide or send the required information to the Landlord in accordance with applicable laws or regulations, and/or fails to sign the Lease Contract and the Space Service Contract specified by the Landlord, and/or fails to pay the deposit within the period specified in the notice issued by the Landlord, whichever occurs last. The Landlord reserves the right to terminate the lease offer on this basis.

18. Expiry of the Rental Space Proposal

This Rental Space Proposal shall expire on June 20, 2025, and shall be subject to the principle of “first-come, first-served”.

For and on behalf of

Muang Thai Life Insurance Public Company Limited

(Landlord)

.............................................................

Mr. Rangsan Kositsripanya

.............................................................

Ms. Krongvika Apaiwong

Agreed and Accepted by

Helport (Thailand) Co., Ltd.

(Tenant)

.............................................................

Company Seal (if any)

.............................................................

Mr. [Name Redacted]

Issued on: 11/06/2025

Additional Terms and Conditions

1. Leased Space Specifications

●	Flooring: Cement, smooth and level. Material details comply with building standards.

●	Walls: Smoothly plastered and painted. Material details comply with building standards.

●	Ceiling: T-bar with LED lights. Material details comply with building standards.

●	Other Equipment: Material details comply with building standards.

2. Utility and Service Rates

●	Electricity Fee: Charged at [Rate Redacted] Thai Baht per unit based on actual consumption.

●	Water Fee: Charged at 20 Thai Baht per cubic meter based on actual consumption.

●	Visitor Parking Fees:

o	First 30 minutes: Free (any part of an hour is counted as one hour)

o	Cars: 60 Thai Baht per hour per vehicle (including the first hour)

o	Motorcycles: 60 Thai Baht per hour per vehicle (including the first hour)

●	Parking Membership Card Fees (subject to availability of parking spaces):

o	Cars: 800 Thai Baht per month per vehicle (excluding VAT)

o	Motorcycles: 600 Thai Baht per month per vehicle (excluding VAT)

●	Additional Chilled Water Service Fees (for office area):

Period	Time	Rate per Square Meter per Hour	Minimum Fee per Hour
Monday to Friday	08:00 AM - 10:00 PM	2 Thai Baht	1,200 Thai Baht
Monday to Friday	10:00 PM - 04:00 AM	6 Thai Baht	1,800 Thai Baht
Saturdays, Sundays, and Public Holidays	08:00 AM - 10:00 PM	2 Thai Baht	1,200 Thai Baht
Saturdays, Sundays, and Public Holidays	10:00 PM - 04:00 AM	6 Thai Baht	1,800 Thai Baht

●	Telecommunication Installation Fees:

If the Tenant wishes to install a telephone and/or telecommunication system in the leased area, the Tenant must apply for such services from the service provider and agree to bear all related costs. The Tenant shall also pay an installation fee to the Landlord at the rate set by the Building Management as follows:

o	Fiber Optic Cable Service Fee (one-time payment): 10,000 Thai Baht per signal cable

Note: The aforementioned rates are current and subject to adjustment upon announcement by the Building Management.

Issued on: 11/06/2025